UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:     November 16, 2005

Navitone Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

000-3317

(Commission File No.)

88-0440630

(I.R.S. Employer Identification No.)

4850 W. Flamingo Rd. #23, Las Vegas, Nevada 89103

(Address of principal executive offices)

Registrant's telephone number, including area code:  (702)-325-7700

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The registrant's president and secretary, Mr. Herb Sider has resigned for personal reasons.  Mr. Henry Liou, the Company's treasurer and member of the board has assumed the title of President and Mr. Michael Zuliani has been appointed Secretary for the corporation.  The effective date for these appointments is November 16, 2005.  Both Mr. Liou and Mr. Zuliani have been employed by the company as officers and directors for the past year.  The information required by Items 401 in part and 404(a) and (b) is available in previous filings made by the registrant and accessible on the SEC's website, at www.sec.gov.  The terms of each appointee's employment have not changed as a consequence of these appointments.

The registrant has elected a new interim director, Mr. Antony Santos, whose temporary appointment is made effective on the date of this filing.  The terms of his service to the Company have not yet been finalized, though the registrant expects to consummate negotiations in the next 10 days.  His background is as follows:

Mr. Santos is an attorney licensed in Connecticut.  He is presently employed as Executive Vice-President and General Counsel for Nevwest Securities Corporation.  He focuses on securities law. His career began with an emphasis on commercial law and taxation, particularly international aspects of U.S. taxation and cross-border commercial transactions. In 1996 he worked as a summer associate with Barros, Sobral & Gomes in Lisbon, Portugal, cultivating a familiarity with EU law and privatization projects in emerging markets including Brazil and Mozambique. Mr. Santos also worked with Madeira Fiducia, a tax consultancy firm in Funchal, Madeira. Thereafter, he worked with the law firm of Fazzano, Tomasiewcz, & Dewey in Hartford, Connecticut from 1996 to 1998. He participated in litigation support and trial practice, related to corporate fraud and fiduciary issues. He joined NevWest in 1999 as General Counsel. Mr. Santos received his education at the University of Connecticut as both an undergraduate and graduate student in the department of economics undergraduate and masters programs. He received his J.D. at the University of Connecticut, School of Law. Mr. Santos served with the U.S. Marine Corps 4th Marine Expeditionary Brigade. He is a combat veteran of Desert Shield/Storm and participated in Operation Eastern Exit in Mogadishu, Somalia. He holds the following securities licenses: Series 7, 24, and 63. Mr. Santos is also a member of the UNLV Department of Economics Executive Advisory Board and a board member of New Vista Ranch, a non-profit organization dedicated to providing. Mr. Santos also serves as a board member to another publicly traded company quoted on the Over-the Counter Bulletin Board, OneCap.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant had duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: November 16, 2005

Navitone Technologies, Inc.

/s/Henry Liou

Henry Liou, PRESIDENT